Exhibit 10.13

MANAGEMENT AGREEMENT

AGREEMENT made as of the 1st day of September, 2012, is by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), EMERGING CTA PORTFOLIO L.P., a New York limited partnership (the “Partnership”) and ROTELLA CAPITAL MANAGEMENT, INC., a Nevada corporation (the “Advisor”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation; and

WHEREAS, the Fourth Amended and Restated Limited Partnership Agreement dated as of May 1, 2012 (the “Partnership Agreement”), permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any prior experience managing client funds; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF is registered as a commodity trading advisor and a commodity pool operator with the CFTC and is a member of NFA; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in commodity interests, including commodity futures contracts, options, and forward contracts. The Advisor may also engage in swap transactions and other over-the-counter derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be in accordance with the trading strategies and trading policies set forth in the sections entitled “Summary–Objective of the Fund,” “The General Partner–Trading Policies” and “The Advisors,” as applicable, in the Partnership’s Private Placement Offering Memorandum and Disclosure Document dated May 1, 2012, as supplemented or amended from time to time (the “Memorandum”), and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change (such policies, as may be amended, the “Partnership Trading Policies”), and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets. CMF has initially selected the Advisor’s

Rotella TEXO Program (the “Program”) to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the Partnership Trading Policies without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses. The sole duty of the Advisor hereunder shall be to manage the Partnership’s assets allocated to it pursuant to the terms of this Agreement, and the Advisor shall not otherwise be responsible for the management, operation or administration of the Partnership.

(b) CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A. All trades made by the Advisor for the account of the Partnership shall be made through such commodity clearing broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the clearance of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by original, fax copy or email copy). The Advisor may execute trades through executing brokers selected by the Advisor in its discretion so long as arrangements are made by the Advisor for such executing brokers to give up or transfer the positions to the Partnership’s clearing brokers and CMF is provided notice of such executing brokers used.

(c) The initial allocation of the Partnership’s assets to the Advisor will be made to the Program as described in the Memorandum, provided that CMF and the Partnership acknowledge that the Advisor intends to manage the assets of the Partnership utilizing two times the leverage normally applied to the Program, unless otherwise agreed to by the parties hereto in writing. In the event the Advisor wishes to make a material change to the Program, the Advisor will provide prior written notice to CMF of any such change; provided, however, that the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account and will not trade any commodity interests not on such list, unless the Advisor gives CMF prior written notice of its intention to trade commodity interests not on such list and CMF consents thereto in writing. In the event the Advisor wishes to use a trading strategy other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading strategy, and CMF consents thereto in writing. In addition, the Advisor will notify CMF of any changes to the Program that would require a change in the description of the trading strategy or methods described in Appendix A or the Memorandum, as applicable, to be materially inaccurate. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”),

shareholders, directors, officers and employees, their trading performance and general trading methods of the Program, its customer accounts that trade the Program (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals that trade the Program unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential pursuant to the provisions of Section 9.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two business days’ prior notice to the Advisor of any reallocations or liquidations.

(g) (i) Subject to Sections 1(g)(ii) and 6(c) hereof, the Advisor shall not assume financial responsibility to the Partnership or to CMF for any trading errors committed or caused by the Advisor in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account, including, but not limited to, trading errors involving the inputting of trading signals improperly or the communication of orders for execution incorrectly in accordance with the Advisor’s allocation policy.

(ii) Notwithstanding Section 1(g)(i) hereof, the Advisor shall be liable to the Partnership for any errors resulting in a loss to the Partnership’s account that is directly caused by an act or omission of the Advisor or its employees, directors or officers which (A) causes a loss to the Partnership’s account equal to or greater than $35,000, or (B) constitutes willful misconduct or negligence or is the result of any such person not having acted in good faith and in the reasonable belief that such acts or omissions were in, or not opposed to, the best interests of the Partnership.

(iii) The Advisor shall not be financially responsible for errors committed or caused by any executing broker, floor broker or futures commission merchant executing trades, or any clearing broker. The Advisor shall have an affirmative obligation promptly to notify CMF and the relevant clearing broker of any error that the Advisor believes, in good faith, is subject to Section 1(g)(ii) hereof and the Advisor shall use commercially reasonable best efforts to identify and promptly notify CMF and the relevant clearing broker of any order or trade that the Advisor believes, in good faith, was not executed by an executing broker in accordance with the Advisor’s instructions in all material respects.

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 17% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership (the “Incentive Fee”) and (ii) a monthly fee for professional management services equal to 1/12 of 0.5% (0.5% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Partnership’s Net Assets allocated to the Advisor as of the last business day of each month by 0.5% and dividing the result thereof by 12) (the “Management Fee”).

(b) “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and, unless the Advisor consents in writing, without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, administrative fees or incentive fees accrued or payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the quarterly period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous quarterly period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the quarterly period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the quarterly period, whether the assets are held separately or in margin accounts. Ongoing expenses (including, but not limited to, legal expenses) shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the Partnership. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. No Incentive Fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter of such trading. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d) Quarterly Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. CMF shall prepare and deliver to the Advisor an invoice describing in reasonable detail the calculation of Incentive Fees. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly Incentive Fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly Management Fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) Except as otherwise provided herein, the services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and shareholder(s), may render advisory, consulting and management services to other clients and accounts including proprietary accounts of the Advisor, its principals and affiliates. The Advisor and its officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Program and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, the Advisor will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c) It is acknowledged that the Advisor and/or its officers, employees, directors and shareholder(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d) Subject to Section 1(d) of this Agreement, the Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals that trade the Program, if any, as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor pursuant to the Program or otherwise.

5. TERM. (a) This Agreement shall continue in effect until June 30, 2013. CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon written notice to the Advisor not less than 30 days prior to the expiration of the previous period. During the term of this Agreement, CMF may terminate this Agreement for any or for no reason at any month-end upon no less than thirty (30) days’ prior written notice to the Advisor. In addition, at any time during the term of this Agreement, CMF may elect immediately to terminate this Agreement upon no less than five (5) days’ prior written notice to the Advisor if (i) the Net Asset Value per unit of the Partnership shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor (adjusted to exclude the effect of redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets’ previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply in any material respect with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; or (vii) the Advisor fails to conform to the Partnership Trading Policies. In addition, at any time during the term of this Agreement, CMF may elect immediately to terminate this Agreement upon written notice to the Advisor if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ii) either Veeru Perianan or Robert Rotella dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor; (iii) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (iv) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement at any month-end by giving no less than thirty (30) days’ prior written notice to CMF. The Advisor may elect immediately to terminate this Agreement upon no less than five (5) days’ prior written notice to the Advisor in the event that the Partnership Trading Policies are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies. The Advisor may immediately terminate this Agreement upon written notice to CMF if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6. INDEMNIFICATION. (a)(i) Subject to Section 6(a)(iii) hereof, in any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty obligation, cost, expense (including, without limitation, reasonable attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, reasonable attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.

(v) As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, stockholders and employees and the term “CMF” shall include the Partnership.

(b)(i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine penalty, obligation, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the material breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Section 15 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, shareholder(s) or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e) The provisions of this Section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All references to the Advisor and its principals in the Memorandum, if any, are accurate in all material respects and as to them the Memorandum does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make the statements therein not misleading, except that with respect to Table B and any other pro forma or hypothetical performance information in the Memorandum, if any, this representation and warranty extends only to the underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments. Subject to such exception, all references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum or supplement in connection with the offering of the Partnership’s units (with such notice to Advisor as required by Section 8(b)(iii) of this Agreement), be accurate in all material respects.

(ii) The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein. The Advisor’s performance tables have been examined by an independent accountant and the report thereon has been provided to CMF. The Advisor will have its performance tables so examined upon reasonable request of CMF.

(iii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(iv) The Advisor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vii) At any time during the term of this Agreement that an offering memorandum or prospectus relating to the units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall reasonably be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b) CMF represents and warrants for itself and the Partnership that:

(i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv) CMF will not, by acting as general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v) CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vi) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(vii) The Partnership is a “qualified eligible person” as defined in Rule 4.7 under the Commodity Exchange Act (“Rule 4.7”). The Partnership and CMF consent to the account being treated by the Advisor as an exempt account under Rule 4.7, and the Partnership and CMF acknowledge that they will not receive a commodity trading advisor disclosure document from the Advisor that contains all disclosures required by Part 4 of the rules under the Commodity Exchange Act.

(viii) The Partnership is not, and during the term of this Agreement shall not be, “plan assets” subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, or similar provision of law.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, directors, employees, agents or representatives (other than routine regulatory examinations by NFA or other applicable regulatory or self-regulatory authority); regardless of whether such investigation, suit, action or proceeding also involves CMF. The Advisor will provide CMF, upon reasonable request, copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with an investigation or audit of the Advisor’s business activities; provided, however, the Advisor has no obligation to provide CMF with copies of correspondence relating to routine regulatory examinations by NFA or other applicable regulatory or self-regulatory authority.

(iii) In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, CMF and the Partnership’s brokers of (A) any reconciliation error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv) The Advisor will maintain a net worth of not less than $250,000 during the term of this Agreement.

(v) For so long as the Advisor or any of its principals or affiliates acts as advisor to the Partnership or any affiliate of the Partnership, the management fee and incentive fee to be charged to such accounts shall at least be the equivalent to such management fee and incentive fee charged to any account managed or advised by the Advisor other than proprietary accounts of the Advisor, its principals and affiliates, when compared on an aggregate basis.

(vi) The Advisor will use its commercially reasonable efforts to close out all futures positions prior to any applicable delivery period and will use its commercially reasonable efforts to avoid causing the Partnership to take delivery of any commodity.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed, as well as other laws applicable to its operation, if any.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF will ensure that CMF, the Partnership and their respective affiliates will not utilize (or cause to be utilized) any marketing documents or materials for delivery to third persons outside of CMF, the Partnership and their affiliates (exclusive of CMF’s and the Partnership’s advisors) that refer in any way to the Advisor or the Program including without limitation the Memorandum or any supplement (the “Promotional Materials”), unless the Advisor has received a copy of the portion of such Promotional Materials that relate to the Advisor no less than 10 days in advance of its intended first use or amendment thereof, and has approved any information regarding the Advisor and the Program contained therein.

9. CONFIDENTIALITY.

(a) For all purposes of this Agreement, all non-public information relating to the Advisor, its principals and their respective affiliates, including but not limited to, records, whether original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading methodologies, systems, strategies and programs, trading advice, instructions, results, orders and fills, current and historical trading positions, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by or on behalf of the Advisor or its affiliates to CMF, the Partnership, and/or their affiliates, officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (each of the foregoing, a “Recipient”), regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by a Recipient of such information and which contain or are generated from such information, and regardless of whether explicitly identified as confidential or delivered pursuant to this Agreement or otherwise, with the exception of information which (i) is or becomes generally available to the public other than as a result of acts by the Recipient in violation of this Agreement, (ii) is in the possession of the Recipient prior to its disclosure pursuant to the terms hereof, (iii) is or becomes available to the Recipient from a source that is not bound by a confidentiality agreement with regard to such information or by any other legal obligation of confidentiality prohibiting such disclosure, (iv) that is independently developed by the Recipient without use of the confidential information described in this Section 9, (v) are Promotional Materials as described above, or (vi) must be disclosed to comply with any demand of any self-regulatory, regulatory, judicial or taxing authority having jurisdiction over the Recipient or as otherwise required by law or regulation, are and shall be confidential information and/or trade secrets and the exclusive property of the Advisor and/or its affiliates (collectively, “Confidential Information”).

(b) CMF and the Partnership each warrants and agrees that they and their Recipients will protect and preserve the Confidential Information and will disclose Confidential Information or otherwise make Confidential Information available only to Recipients who need to know the Confidential Information (or any part of it) for the purpose of satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the account during the term of this Agreement or thereafter. Additionally, CMF and the Partnership each warrants and agrees that it and any Recipient will use the Confidential Information solely for the purpose of satisfying CMF’s or the Partnership’s obligations under this Agreement and not in a manner which violates the terms of this Agreement. Without limitation to the foregoing, (i) CMF and the Partnership each shall not copy, license, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of in any manner any of the Confidential Information, including without limitation, trading results or current and historical trading positions, and (ii) CMF and the Partnership each agree that they may not use any Confidential Information in the formulation or computation of any index aimed at being a replication of “commodity pool” or “commodity trading account” returns they may create, sponsor or manage. The provisions of this Section 9 shall survive the termination of this Agreement.

10. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

11. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

12. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

13. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue, 14th Floor

New York, New York 10036

Attention: Walter Davis

Email: walter.davis@morganstanleysmithbarney.com

If to the Advisor:

Rotella Capital Management Inc.

300 North LaSalle Street, Suite 2000

Chicago, Illinois 60654

Attention: Milt Buckingham, General Counsel

Email: milt.buckingham@rotellacapital.com

with a copy to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Attention: Wesley G. Nissen

Email: wesley.nissen@dlapiper.com

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

15. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

16. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Section 6 hereof.

17. COUNTERPART ORIGINALS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement. The delivery of a signed counterpart by fax or email shall be binding on the signatory.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By:	/s/ Walter Davis
Walter Davis
President and Director

EMERGING CTA PORTFOLIO L.P.

By:	Ceres Managed Futures LLC
(General Partner)

By:	/s/ Walter Davis
Walter Davis
President and Director

ROTELLA CAPITAL MANAGEMENT, INC.

By:	Joseph A. Canepari
Joseph A. Canepari
President

Appendix A

Rotella TEXO Program

The Rotella TEXO Program identifies statistically significant pairs within defined market sectors and attempts to profit from the convergence / divergence of those pairs from their historical relationship. The TEXO portfolio invests in three asset classes across North America, Europe, and Asia Pacific using futures contracts and options on futures contracts on financial instruments, currencies and other commodities. A systematic investment process is coupled with discretionary leverage management that is designed to produce consistent returns with disciplined risk management under a variety of market conditions. The Rotella TEXO Program is managed by Veeru Perianan.